PBF Energy Provides Update on Delaware City Refinery Operations

PARSIPPANY, NJ– February 1, 2016 – PBF Energy Inc. (NYSE:PBF) announced today that its Delaware City Refinery experienced a plant-wide, unplanned shutdown on January 24, 2016, due to a loss of power during a severe winter storm. The refinery was safely shutdown and there were no injuries. Given prevailing market conditions and current operational capability, the company has decided to move forward its scheduled turnaround of the Delaware City coker and other related units. Personnel are working to return non-affected units to reduced operations. We expect the refinery to complete its turnaround work by the end of the quarter.

As a result of the change to the originally planned maintenance schedule, the company expects East Coast throughput to be approximately 280,000 to 300,000 barrels per day for the first quarter and 320,000 to 340,000 for the year. Throughput guidance for the company’s other regions remains unchanged.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware, New Jersey, Ohio and Louisiana. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994